EXHIBIT 10.1

Board Chair Realignment and Retention Agreement

This Board Chair Realignment and Retention Agreement (this “Agreement”) is made and entered into as of the 29th day of April, 2026 (the “Effective Date”) by and among Fidelity Bank (the “Bank”), FB Bancorp, Inc. (the “Company”) and Board Chair Katherine A. Crosby (“Board Chair Crosby”).  The Bank, the Company and Board Chair Crosby are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Boards of Directors of Fidelity Bank and FB Bancorp, led by Board Chair Crosby, have made the decision, in the best interests of the Company and the Bank following the conversion to a publicly traded company, to strategically realign the role of Executive Chair from that of an employed executive to a non-employed Chair of the Boards of Directors to improve corporate governance, reduce the potential for conflicts of interest and enhance oversight of management.  As a result, the Bank and the Company shall phase out the positions of Executive Chair of the Bank and the Company effective June 30, 2026 (“Transition Date”).

WHEREAS, the Boards of Directors have the highest confidence in Board Chair Crosby’s leadership, skill and experience the Bank and Company desire that she continue in the role of Board Chair.

WHEREAS, Board Chair Crosby desires to continue to serve the Bank and the Company in the leadership role of non-employed Chair of the Boards of Directors and whereas the Bank and the Company wish to reward Board Chair Crosby for her continued service and significant contributions to the business of the Bank and Company and to secure her ongoing commitment and service as a highly valued member of the Boards of Directors following the Transition date.

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Transition Terms and Conditions.

A.
Transition from Executive Chair of the Boards of Directors.  Board Chair Crosby agrees that she will continue in her position as Executive Chair of the Bank and the Company until the close of business on the Transition Date, at which time the titled position of Executive Chair of the Bank and the Company shall be discontinued and Board Chair Crosby shall thereafter continue in the role of non-executive Board Chair at each of the boards of the Company and the Bank. At that time, Board Chair Crosby will no longer maintain an employment relationship with the Bank and the Company.

B.
Salary and Benefits. In exchange for her employment services provided, the parties agree that Board Chair Crosby will receive her current rate of base salary through the Transition Date.  The Bank will provide and Board Chair Crosby will continue to receive or remain eligible to receive all benefits offered to and maintained for Board Chair Crosby prior to and as of the Effective Date, and to all other employees of the Bank, through the Transition Date.

C.
Healthcare Benefits. The Bank will provide through the Transition Date continued hospital, health, dental, vision and medical insurance coverage, at the Bank’s same rate of expense currently maintained by the Bank for Board Chair Crosby and her dependents.   In addition, provided that Board Chair Crosby timely elects continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the Transition Date, the Bank will reimburse Board Chair Crosby the COBRA health care costs for Board Chair Crosby and her dependents for the period for which Board Chair Crosby has elected COBRA coverage until Board Chair Crosby attains age 65.  This reimbursement will be classified as a non-taxable expense reimbursement, to the extent permissible by law.

D.
Consideration.  As further consideration for Board Chair Crosby entering into this Agreement and adhering to the restrictive covenants described in Section 1(E) below, the Bank will pay Board Chair Crosby $250,000 in cash in four equal installments of $62,500 on each of December 31, 2026, June 30, 2027, December 31, 2027, and June 30, 2028, as well as a grant of restricted stock equal in value to $250,000 (based on the closing price of the Company’s common stock on the Effective Date), which will vest in four approximately equal installments on each of December 31, 2026, June 30, 2027, December 31, 2027, and June 30, 2028.

E.
Termination of Employment Agreement.  Upon the close of business on the Transition Date, Board Chair Crosby’s Employment Agreement with the Bank, dated as of March 6, 2024 (the “Employment Agreement”), shall conclude and be superseded by the further terms and conditions of this Agreement. The Restrictive Covenants contained in Section 12 of the Employment Agreement shall continue and remain in effect for six months following the Transition Date.  In the event that a court of competent jurisdiction enters a final, non-appealable judgment finding of a breach of the Restrictive Covenants, the Bank and/or Company would be entitled to recover all legally provable damages.  In addition, nothing in this Section 1(E) shall be construed as prohibiting the Bank from pursuing other remedies available for any breach of this Section 1(E), including an injunction restraining Board Chair Crosby from such breach.  If a court of competent jurisdiction determines that no breach of the Restrictive Covenants has occurred, after a claim is brought against Board Chair Crosby by the Bank, the Company, or both, or if the claim is voluntarily dismissed, then the Party making the claim agrees to pay all legal fees, court costs, expert costs, and other costs of defense incurred by Board Chair Crosby.

F.
The Parties agree that after the Transition Date Board Chair Crosby shall continue to serve as the non-employed Chairs of the Bank and the Company Boards of Directors, performing the usual and customary duties of a non-employed Board Chair. Board Chair Crosby shall continue to participate in the Fidelity Bank Amended and Restated Director Retirement Plan.

2.  Non-assignability. Except for those rights that may accrue to Board Chair Crosby’s family or estate, neither this Agreement nor any right or interest hereunder shall be assignable by Board Chair Crosby.

3.  Entire Agreement; Modification. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including the Employment Agreement.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by all the Parties hereto.

4.  Binding on Successors.  The terms of this Agreement shall be binding upon the Bank and the Company and their successors and permitted assigns, including any successor employer to the Bank and the Company in the event of a change in control or ownership of the Bank or the Company.

5. Joint Press Release. The Parties shall issue only mutually acceptable press release (“Joint Press Release”) regarding this Agreement.  The Joint Press Release shall be subject to the review and approval by each Party prior to release, such approval not to be unreasonably withheld or delayed. The Company will file the Joint Press Release with the Securities and Exchange Commission as required by the securities laws.

6.  Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.

7.  Notices All notices and other communications as provided herein shall be in writing and are deemed duly delivered when (a) received as evidenced by proof of receipt, if delivered personally or by a nationally-recognized courier service (costs prepaid), (b) sent by electronic email with confirmation of receipt (or, the first business day following such transmission if the date of transmission is not a business day or if the confirmation of receipt is received after 5:00 p.m. Central time), or (c) received or rejected by the addressee, if sent by United States of America certified mail, postage prepaid, return receipt requested, as follows:

To the Bank and the Company:

Fidelity Bank
353 Carondelet St.
New Orleans, LA 70130
Attention: Chair of the Compensation Committee

To Board Chair Crosby:  at the address of record in the Bank’s personnel files.

While the Parties may communicate by methods other than as set out in this Section (e.g., by telephone or e-mail but not by social media or internet posting), no such communication shall constitute proper notice under this Agreement.  Any notice provided for hereunder may be given by a Party’s attorney or other representative.

8.  Rights Under Existing Benefit Plans and Programs.  Except to the extent specifically set forth herein, the execution of this Agreement shall not affect Board Chair Crosby’s rights and entitlements (including the timing, form and amount of payments) under the Bank’s plans and programs in which Board Chair Crosby participated and, in each case, such rights and entitlements shall be determined solely by reference to the terms of such plans and programs and any individual award agreement provided to Board Chair Crosby thereunder.

9.  Severability. If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

10.  Tax Withholding.  The Bank will withhold from the amounts payable under this Agreement such federal, state and/or local taxes as required to be withheld pursuant to any applicable law or regulation.

11.  Counterparts.  This Agreement may be executed in two counterparts and transmitted by hand delivery, U.S. mail, courier, electronic mail (including portable document format (.pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 including DocuSign), and all so executed shall constitute one agreement binding on all Parties hereto, notwithstanding that the Parties have not signed the original or the same counterpart. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

12.  Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may Board Chair Crosby, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Bank may, in consultation with Board Chair Crosby, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (A) any reimbursement is for expenses incurred during Board Chair Crosby’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.  The Bank and the Company acknowledge and agree that a “separation from service” within the meaning of Section 409A of the Code will occur as of the Transition Date.

13. Protected Rights.  Notwithstanding anything in this Agreement to the contrary, Board Chair Crosby understands that nothing contained in this Agreement limits Board Chair Crosby’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) about a possible securities law violation without approval of the Bank.  Board Chair Crosby further understands that this Agreement does not limit Board Chair Crosby’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank related to the possible securities law violation.  This Agreement does not limit Board Chair Crosbys right to receive any resulting monetary award for information provided to any Government Agency.

14. Regulatory Provisions.  In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C.  sec.  1828(k)), 12 C.F.R.  Part 359, or any other applicable law.

15. Indemnification of Board Chair Crosby. The Bank and the Company hereby jointly, severally, and solidarily irrevocably covenant and agree to defend, indemnify, and save harmless Board Chair Crosby, her heirs and legal representatives, from and against any and all losses, costs, charges, expenses, claims, demands, and liabilities, including any amount paid to settle an action or to satisfy a judgment, incurred by them in respect of any civil, criminal or administrative action or proceeding to which she is made a party by reason of having been an officer of the Bank and the Company, if (i) Board Chair Crosby acted honestly and in good faith with a view to the best interests of the Bank and/or the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, Board Chair Crosby had reasonable grounds for believing that her conduct was lawful.

 16. Governing Law.  This Agreement will be construed and enforced in accordance with the laws of the State of Louisiana without regard to conflict of law principles. Any action or proceeding by any of the Parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Louisiana. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

FIDELITY BANK

By: /s/ Wendy M. Beron
Wendy M. Beron, Chair of the Compensation Committee

FB BANCORP, INC.

By: /s/ Wendy M. Beron
Wendy M. Beron, Chair of the Compensation Committee

BOARD CHAIR CROSBY

/s/ Katherine A. Crosby
Katherine A. Crosby